Exhibit 23.1

Kost Forer Gabbay & Kasierer 144 Menachem Begin Road, Building A, Tel-Aviv 6492102, Israel	Tel: +972-3-6232525 Fax: +972-3-5622555 ey.com

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3) and related Prospectus of Brainsway Ltd. for the registration of 7,207,490 ordinary shares and to the incorporation by reference therein of our report dated April 21, 2025, with respect to the consolidated financial statements of Brainsway Ltd., and the effectiveness of internal control over financial reporting of Brainsway Ltd., included in its Annual Report (Form 20-F) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Kost Forer Gabbay & Kasierer
Tel-Aviv, Israel April 22, 2025	KOST FORER GABBAY & KASIERER A Member Firm of EY Global